                                                                     EXHIBIT 2.1

                                                                 CONFORMED COPY


                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                               January 21, 1998

                                     among

                             EROLS INTERNET, INC.

                                  EROL ONARAN

                          GOLD & APPEL TRANSFER, S.A.

                                RCN CORPORATION

                                      and

                              ENET HOLDING, INC.

                               TABLE OF CONTENTS
                               -----------------


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                                   ARTICLE 1
                                  THE MERGER

SECTION 1.01.  The Merger....................................................  1
SECTION 1.02.  Conversion of Shares..........................................  1
SECTION 1.03.  Surrender and Payment.........................................  3
SECTION 1.04.  Escrow........................................................  4
SECTION 1.05.  Stock Options.................................................  4
SECTION 1.06.  Adjustments...................................................  6
SECTION 1.07.  No Fractional Shares..........................................  6
SECTION 1.08.  Legends.......................................................  6

                                   ARTICLE 2
                           THE SURVIVING CORPORATION

SECTION 2.01.  Certificate of Incorporation..................................  7
SECTION 2.02.  Bylaws........................................................  7
SECTION 2.03.  Directors and Officers........................................  7

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Corporate Existence and Power.................................  7
SECTION 3.02.  Corporate Authorization.......................................  8
SECTION 3.03.  Governmental Authorization....................................  8
SECTION 3.04.  Non-contravention.............................................  8
SECTION 3.05.  Capitalization................................................  9
SECTION 3.06.  Subsidiaries..................................................  9
SECTION 3.07.  SEC Filings................................................... 10
SECTION 3.08.  Financial Statements; Related Information..................... 10
SECTION 3.09.  Absence of Certain Changes.................................... 11
SECTION 3.10.  No Undisclosed Material Liabilities........................... 13
SECTION 3.11.  Related Party Transactions.................................... 13
SECTION 3.12.  Material Contracts............................................ 14
SECTION 3.13.  Litigation.................................................... 16
SECTION 3.14.  Taxes......................................................... 16
SECTION 3.15.  Employee Benefit Plans........................................ 18
SECTION 3.16.  Compliance with Laws and Court Orders......................... 20
SECTION 3.17.  Finders' Fees................................................. 20
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SECTION 3.18.  Accuracy and Completeness of Information
                  Provided................................................... 20
SECTION 3.19.  Environmental Matters......................................... 21
SECTION 3.20.  Properties.................................................... 22
SECTION 3.21.  Intellectual Property......................................... 24
SECTION 3.22.  Insurance Coverage............................................ 25
SECTION 3.23.  Licenses and Permits.......................................... 26
SECTION 3.24.  Employees..................................................... 26
SECTION 3.25.  Labor Matters................................................. 26
SECTION 3.26.  Books and Records............................................. 26
SECTION 3.27.  Systems....................................................... 27
SECTION 3.28.  Subscribers................................................... 27

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF GOLD & APPEL

SECTION 4.01.  Corporate Existence and Power................................. 28
SECTION 4.02.  Corporate Authorization....................................... 28
SECTION 4.03.  Governmental Authorization.................................... 28
SECTION 4.04.  Non-contravention............................................. 28
SECTION 4.05.  Finders' Fees................................................. 29
SECTION 4.06.  Ownership of Shares........................................... 29
SECTION 4.07.  Acquisition of Buyer Stock.................................... 29
SECTION 4.08.  Litigation.................................................... 29

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF EROL ONARAN

SECTION 5.01.  Capacity...................................................... 30
SECTION 5.02.  Governmental Authorization.................................... 30
SECTION 5.03.  Non-contravention............................................. 30
SECTION 5.04.  Finders' Fees................................................. 30
SECTION 5.05.  Ownership of Shares........................................... 31
SECTION 5.06.  Acquisition of Buyer Stock.................................... 31
SECTION 5.07.  Litigation.................................................... 31
SECTION 5.08.  Tradename Assignment.......................................... 31
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                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 6.01.  Corporate Existence and Power................................. 32
SECTION 6.02.  Corporate Authorization....................................... 32
SECTION 6.03.  Governmental Authorization.................................... 32
SECTION 6.04.  Non-contravention............................................. 32
SECTION 6.05.  Finders' Fees................................................. 33
SECTION 6.06.  Financing..................................................... 33
SECTION 6.07.  Litigation.................................................... 33
SECTION 6.08.  Buyer Stock Issued in the Merger.............................. 33
SECTION 6.09.  SEC Filings................................................... 33
SECTION 6.10.  Financial Statements.......................................... 34
SECTION 6.11.  Absence of Buyer MAE.......................................... 34
SECTION 6.12.  Accuracy and Completeness of Information
                  Provided................................................... 34
SECTION 6.13.  Absence of Negotiations....................................... 34

                                    ARTICLE 7
                            COVENANTS OF THE COMPANY

SECTION 7.01.  Conduct of the Company........................................ 35
SECTION 7.02.  Access to Information......................................... 36
SECTION 7.03.  Other Offers.................................................. 36
SECTION 7.04.  Notices of Certain Events..................................... 37
SECTION 7.05.  Repurchase of Shares.......................................... 37
SECTION 7.06.  Termination of Related Party Agreements....................... 38
SECTION 7.07.  Company Tax Letter............................................ 38

                                    ARTICLE 8
                            COVENANTS OF GOLD & APPEL

SECTION 8.01.  Consent....................................................... 38
SECTION 8.02.  Waiver of Dissenters' Rights.................................. 38

                                    ARTICLE 9
                            COVENANTS OF EROL ONARAN

SECTION 9.01.  Consent....................................................... 38
SECTION 9.02.  Waiver of Dissenters' Rights.................................. 39
SECTION 9.03.  Noncompetition................................................ 39
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SECTION 9.04.  Right to Terminate Certain Agreements; Option on
                  Trademark Rights........................................... 40

                                   ARTICLE 10
                               COVENANTS OF BUYER

SECTION 10.01.  Confidentiality.............................................. 40
SECTION 10.02.  Obligations of Merger Subsidiary............................. 40
SECTION 10.03.  Loan to the Company.......................................... 40
SECTION 10.04.  Notice....................................................... 41
SECTION 10.05.  Buyer Tax Letter............................................. 41
SECTION 10.06.  Erol Onaran Guarantees....................................... 41

                                   ARTICLE 11
                              COVENANTS OF PARTIES

SECTION 11.01.  Commercially Reasonable Efforts.............................. 41
SECTION 11.02.  Certain Filings.............................................. 42
SECTION 11.03.  Public Announcements......................................... 42
SECTION 11.04.  Further Assurances........................................... 42
SECTION 11.05.  Section 368(a) Reorganization................................ 42
SECTION 11.06.  Termination of Certain Agreements............................ 43

                                   ARTICLE 12
                            CONDITIONS TO THE MERGER

SECTION 12.01.  Conditions to the Obligations of the Company,
                  Buyer and Merger Subsidiary................................ 43
SECTION 12.02.  Conditions to the Obligations of Buyer and
                  Merger Subsidiary.......................................... 44
SECTION 12.03.  Conditions to the Obligations of the Company................. 45

                                   ARTICLE 13
                                   TERMINATION

SECTION 13.01.  Termination.................................................. 47
SECTION 13.02.  Effect of Termination........................................ 47
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                                   ARTICLE 14
                            SURVIVAL; INDEMNIFICATION

SECTION 14.01.  Survival..................................................... 48
SECTION 14.02.  Indemnification.............................................. 48
SECTION 14.03.  Procedures................................................... 51
SECTION 14.04.  Knowledge; Materiality....................................... 52

                                   ARTICLE 15
                                  MISCELLANEOUS

SECTION 15.01.  Notices...................................................... 52
SECTION 15.02.  Amendments; No Waivers....................................... 54
SECTION 15.03.  Expenses..................................................... 55
SECTION 15.04.  Successors and Assigns....................................... 55
SECTION 15.05.  Governing Law................................................ 55
SECTION 15.06.  Counterparts; Effectiveness.................................. 55
SECTION 15.07.  Jurisdiction................................................. 55
SECTION 15.08.  WAIVER OF JURY TRIAL......................................... 56
SECTION 15.09.  Entire Agreement............................................. 56
SECTION 15.10.  Captions..................................................... 56
SECTION 15.11.  Schedules.................................................... 56

EXHIBIT A  -  Escrow Agreement
EXHIBIT B  -  Registration Rights Agreement
EXHIBIT C  -  Matters to Be Covered by Opinions of Company's and
                  Buyer's Tax Counsel

                                    Page-6

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of January 21, 1998 among Erols Internet, Inc., a Delaware corporation (including any predecessor organization, the "Company"), Erol Onaran, Gold & Appel Transfer, S.A., a British Virgin Islands corporation ("Gold & Appel"), RCN Corporation, a Delaware corporation ("Buyer"), and ENET Holding, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

          The parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER

          SECTION 1.01. The Merger. (a) At the Effective Time (as defined below), the Company shall be merged (the "Merger") with and into Merger Subsidiary in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of the Company shall cease, and Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation").

          (b) As soon as practicable after satisfaction or waiver of all conditions to the Merger, and in any event within three business days thereafter, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger") and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such later time as is specified in the Certificate of Merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

          SECTION 1.02.  Conversion of Shares.  At the Effective Time:

          (a) each share of voting common stock of the Company, par value $0.001 per share (a "Share"), held by the Company as treasury stock or owned by

                                    Page-7

Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a), be converted into the right to receive, at the election of the holder of the Shares, either

          (i)  $8.69 in cash, without interest (the "Cash Consideration"), or

          (ii) a fraction of a share of Buyer's common stock, par value $1.00 per share (the "Buyer Stock"), (rounded to the nearest ten- thousandth of a share) equal to the Stock Exchange Ratio (as defined below).

As used herein, the term "Stock Exchange Ratio" means a fraction, the numerator of which is 14 and the denominator of which is the average closing price (the "ACP") of the Buyer Stock on The Nasdaq Stock Market, Inc. ("NASDAQ") for the 15 trading day period ending one trading day prior to the Effective Time; provided that if the ACP is greater than $40, the Stock Exchange Ratio will be 0.35 and if the ACP is less than $30, the Stock Exchange Ratio will be 0.466;

          (d) Erol Onaran hereby irrevocably elects to receive the Cash Consideration in respect of 3,360,184 Shares held by him (the "Cash Election Shares") and to receive Buyer Stock in respect of 665,792 Shares held by him (the "Onaran Stock Election Shares"). Gold & Appel hereby irrevocably elects to receive Buyer Stock in respect of the 1,806,563 Shares held by it (together with the Onaran Stock Election Shares, the "Stock Election Shares"). The aggregate Cash Consideration and the aggregate Buyer Stock into which the Stock Election Shares will be converted into the right to receive at the Effective Time is referred to herein collectively as the "Merger Consideration". No other holder of Shares shall be entitled to elect to receive any Merger Consideration in the form of Buyer Stock unless such holder can and does accurately make the same representations and warranties as set forth in Section 5.06 and agrees to provide an indemnity reasonably satisfactory to Buyer in respect of any Damages (as defined below) arising from any breach of such representations and warranties.

          (e) Each of Erol Onaran and Gold & Appel (collectively, the "Holders") hereby irrevocably waives any right such Holder may have to demand appraisal for such Holder's Shares under Delaware Law. Concurrently with the execution of this Agreement, Erol Onaran and Gold & Appel are executing a shareholders consent, in the form previously agreed upon by the parties, approving this Agreement, the Merger and the transactions contemplated hereby. Promptly after the execution of this Agreement, notice of the approval of this Agreement, the Merger and the transactions contemplated hereby shall be given to all holders of Shares who did not execute such shareholders consent.

          SECTION 1.03. Surrender and Payment. Immediately after the Effective Time, the following deliveries shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York:

                                    Page-8

          (a) Buyer shall deliver to Erol Onaran an amount in cash equal to the remainder of (i) $23,360,000, (representing 80% of the Cash Consideration payable in respect of the Cash Election Shares) minus (ii) the principal amount of the Promissory Note dated December 28, 1996 in the amount of $350,000 (the "Note") made by Erol Onaran and Erol's Computer & TV/VCR Service, Inc. (the "Repair Company") plus accrued interest on such Note to the date of payment (collectively, the "Note Payment Amount"), in immediately available funds by wire transfer to an account of Erol Onaran with a bank in the United States designated by Erol Onaran, by notice to Buyer, not later than two business days prior to the Effective Time (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Erol Onaran in such amount).

          (b) Buyer shall deliver to Erol Onaran a certificate in the name of Erol Onaran representing 80% of the number of shares of Buyer Stock (rounded to the nearest whole number) into which the Stock Election Shares held by Erol Onaran immediately prior to the Effective Time were converted as a result of the Merger.

          (c) Buyer shall deliver to Gold & Appel a certificate in the name of Gold & Appel representing all shares of Buyer Stock (rounded to the nearest whole number) into which the Stock Election Shares held by Gold & Appel immediately prior to the Effective Time were converted as a result of the Merger.

          (d) Buyer shall deliver to the Escrow Agent (as defined below) pursuant to the escrow agreement among Buyer, Erol Onaran and the Escrow Agent in the form attached hereto as Exhibit A (the "Escrow Agreement"):

          (i) $5,840,000, representing 20% of the Cash Consideration payable in respect of the Cash Election Shares, in immediately available funds by wire transfer to an account of the Escrow Agent in New Jersey designated by the Escrow Agent by notice to Buyer (the "Cash Escrow Consideration"); and

         (ii) a certificate in the name of the Escrow Agent representing 20% of the number of shares of Buyer Stock (rounded to the nearest whole number) into which the Stock Election Shares held by Erol Onaran immediately prior to the Effective Time were converted as a result of the Merger (the "Stock Escrow Consideration" and together with the Cash Escrow Consideration the "Escrow Consideration"). For purposes of this Agreement, "Escrow Agent" means First Union National Bank (or such other financial institution as Buyer and Erol Onaran agree upon), as escrow agent under the Escrow Agreement.

          (e) Each Holder shall deliver to Buyer certificates for the Shares held by such Holder immediately prior to the Effective Time duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

          (f) Buyer shall deliver to the Company on behalf of Erol Onaran an amount in cash equal to the Note Payment Amount in immediately available funds by wire transfer to an account of the Company with a bank in Springfield, Virginia designated by the Company, by notice to Buyer, not later than two business days prior to the Effective Time (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount).

          (g)  The Company shall cancel and deliver to Erol Onaran the Note.

                                    Page-9

The payments and deliveries by Buyer pursuant to Section 1.03(a), 1.03(b), 1.03(c), 1.03(d) and 1.03(f) constitute payment in full of the Merger Consideration to be paid in respect of all Shares held by Gold & Appel and Erol Onaran.

          SECTION 1.04. Escrow. The Escrow Consideration shall be held, invested and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement or as Buyer and Erol Onaran may otherwise agree in writing.

          SECTION 1.05. Stock Options. (a) At the Effective Time, each of the 1,051,861 options to purchase Shares outstanding under (i) the Erols Internet, Inc. Stock Plan and (ii) the Non-Qualified Stock Option Agreement among Erols Internet, Inc., Erol Onaran and Dennis J. Spina, whether or not vested (collectively, the "Company Options"), shall (A) in the case of Company
Options issued to persons who are employees of the Company at the Effective Time ("Employee Options"), be canceled and Buyer shall issue in exchange therefor options to purchase shares of Buyer Stock ("Substitute Options") in accordance with subsection (b) below and (B) in the case of all other Company Options ("Non-Employee Options"), be canceled in exchange for a payment in cash as set forth in subsection (c) below.

          (b) The number of shares of Buyer Stock subject to the Substitute Options and the exercise price or prices thereunder shall be computed such that the Aggregate Spread (as defined below) for such Substitute Options will be $12,175,930 minus the sum of (i) the aggregate amount paid by the Company pursuant to Section 1.05(c) for Non-Employee Options plus (ii) the remainder of the aggregate amount paid by the Company pursuant to the last sentence of
Section 1.05(d) for Shares received upon exercise of Company Options before the Effective Time minus the aggregate exercise price of such Company Options. To the extent possible, such computation shall be made in compliance with the requirements of Section 424(a) of the Code (as defined below) and each Substitute Option shall be subject to substantially all of the other terms and conditions of the original Employee Option or Employee Options to which it relates. For the avoidance of doubt, the Substitute Options will have the same vesting schedule as the Employee Options to which they relate and no Employee Options shall vest as a result of the Merger or the transactions contemplated hereby. The cancellation of the Employee Options and the issuance in exchange therefor of Substitute Options shall be done in a manner that will not result in such transactions being a taxable event to the holders of Employee Options. For purposes of this Agreement:

          (iii) the term "Aggregate Spread" means the remainder of (A) the product of the Adjusted ACP (as defined below) times the aggregate shares of Buyer Stock issuable upon exercise of all Substitute Options minus (B) the aggregate exercise price of the Substitute Options;

          (iv) the term "Adjusted ACP" means an amount, which shall not exceed $40 or be less than $30, equal to the ACP; and

          (v) the term "Code" means the Internal Revenue Code of 1986, as amended.

          (c) At the Effective Time, each Non-Employee Option shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess of $14.00 over the applicable exercise price per Share of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

                                    Page-10

          (d) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Company Options granted under the Company's stock option or compensation plans, arrangements or agreements and (ii) make any amendments to the terms of such stock option or compensation plans, arrangements or agreements that, in the case of any of clauses (d)(i) or d(ii), are necessary to give effect to the transactions contemplated by this Section 1.05. Notwithstanding any other provision of this Section, the issuance of Substitute Options in respect of Employee Options and the making of payments in respect of Non-Employee Options may be withheld until necessary consents are obtained. If any Company Options outstanding as of the date of this Agreement shall be exercised by the holder thereof prior to the Effective Time, then prior to the Effective Time the Company shall repurchase all Shares received upon the exercise of such Company Options for an aggregate amount in cash equal to such number of Shares received multiplied by $14.00.

          SECTION 1.06. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Buyer shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Buyer Stock constituting all or part of the Merger Consideration shall be appropriately adjusted.

          SECTION 1.07. No Fractional Shares. No fractional shares of Buyer Stock shall be issued in the Merger.

          SECTION 1.08. Legends. In addition to any other legend that may be required, each certificate for Buyer Stock that is issued hereunder shall bear a legend in substantially the following form:

          "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE
          SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE
          SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD
          EXCEPT IN COMPLIANCE THEREWITH."

                                    Page-11

                                   ARTICLE 2
                           THE SURVIVING CORPORATION

          SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Buyer as of the date hereof and immediately prior to the Effective Time that:

          SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries (as defined below) taken as a whole. The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect and all documents filed with any state authority with respect to any merger, or consolidation or reincorporation in which the Company has been a participant.

          For purposes of this Agreement, "Subsidiary" means any corporation or other entity (and any predecessor thereof) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

          SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate and shareholder action. This Agreement constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except (a) as such

                                    Page-12
enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (b) for limitations imposed by general principles of equity.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law and (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         SECTION 3.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, violate any applicable provision of any law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) except as set forth on
Schedule 3.04, require notice or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under, any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, with such exceptions, in the case of clauses
(c) and (d), as would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the transactions contemplated hereby. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of (a) 60,000,000 shares of voting common stock, par value $.001 per share (defined above as the "Shares") and (b) 10,000,000 shares of preferred stock. As of the date hereof, there are outstanding (i) 5,836,779 Shares, (ii) employee stock options to purchase an aggregate of 1,007,623 Shares (defined above as the "Employee Options") with an average exercise price of $2.40 per Share and (iii) other stock options to purchase an aggregate of 44,238 Shares (defined above as "Non-Employee Options") with an average exercise price of $2.98 per Share. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, there are outstanding (c) no shares of capital stock or other voting securities of the Company, (d) no securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (e) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(c), 3.05(d) and 3.05(e) being referred to collectively as the "Company Securities"). Except as set forth in Sections 1.05 and 7.05, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Schedule 3.05 sets forth a list of the holders of the Employee Options and Non-Employee Options, the number of options held by each holder and the exercise price and vesting schedule of such options. Each Employee Option is held by an individual who is an employee of the Company or one of its Subsidiaries and each Non-Employee Option is held by an individual or corporation that was an employee

                                    Page-13
of or consultant to the Company or one of its Subsidiaries. Each Company Option was issued in connection with the provision of services to the Company or one of the Subsidiaries.

         SECTION 3.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of incorporation are identified on Schedule 3.06.

         (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any

                                    Page-14
restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, or (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 3.07. SEC Filings. The Company has delivered to Buyer its Registration Statement on Form S-1 (the "Form S-1") filed with the Securities and Exchange Commission (the "SEC") on December 8, 1997. The Form S-1 as of its filing date did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.08. Financial Statements; Related Information. (a) The audited consolidated financial statements of the Company and the unaudited interim consolidated financial statements of the Company included in the Form S-1 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For the purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company and the Subsidiaries as of September 30, 1997 included in the Form S-1 and "Balance Sheet Date" means September 30, 1997.

          (b) The Company has recognized unearned income related to advance subscription billings of Subscribers (as defined below) during the term of such subscriptions when unearned income was scheduled to be earned. For purposes of this Agreement, the term "Subscribers" means any customers of the Company who
(i) are currently connected to and receiving internet related services from the Company's Systems (as defined below), (ii) except as disclosed on Schedule 3.08(b), are being charged or have pre-paid the Company's standard rates (which rates are set forth on Schedule 3.28(a)) pursuant to the Company's standard form contracts previously provided to Buyer, (iii) except as disclosed on Schedule 3.08(b), have paid such stated rates in full for at least one full month, (iv) are not

                                    Page-15
two or more months delinquent in the payment of any invoice from the Company,
(v) have not, in the preceding two months, been given a waiver or forgiveness of service charges (other than charges inappropriately billed), (vi) have not received any inducement to become connected to the Company's Systems or to receive or pay for service (other than pursuant to the Company's customary marketing practices) and (vii) have not notified the Company of their intention to cancel service (other than pursuant to the Company's customary renewal and cancellation procedures in numbers consistent with past history). As used herein, "Systems" means the infrastructure used to provide internet access and related services, including network components, communications facilities, servers, services and service platforms (including for mail, news, DNS, web, authentication, and other services), power plants, data processing platforms, MIS systems, office automation systems and internal LAN, network management systems.

          (c) Since December 31, 1996, the Company and the Subsidiaries have not entered into any off balance sheet financial arrangements, including any transaction involving a hedge or derivative financial instrument.

         SECTION 3.09. Absence of Certain Changes. Since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and, except as disclosed in Schedule 3.09, there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or, except as set forth in Sections 1.05 and 7.05, any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (d) except as set forth in Section 10.03, any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien (other than Permitted Liens, as defined below) on any asset;

          (f) any making of any loan, advance or capital contributions to or investment in any Person (as defined below) other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices. For purposes of this Agreement, the term "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

                                    Page-16

          (g) any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, amended or terminated by the Company or any Subsidiary or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into or renewal of any employment, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) except in the ordinary course of business consistent with past practice, increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (l) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $1,000,000, individually or in the aggregate;

          (m) except for capital expenditures and commitments referred to in subsection (l) above, any acquisition or disposition of any assets or Intellectual Property Rights (as defined below) in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $1,000,000 or more;

          (n) any offers to existing Subscribers for renewal at rates below the standard rates charged by the Company and its Subsidiaries; or

          (o) (i) any Outage (as defined below) affecting the lesser of 15,000, or 5% of, Subscribers and lasting eight hours or more or (ii) any Outage or series of Outages resulting from the same condition or symptom affecting the lesser of 15,000, or 5% of, Subscribers and lasting for an aggregate of 24 hours or more during any consecutive 30 day period. As used herein, "Outage" means any loss of service to any System, including but not limited to network access, mail, web, news, or other services.

         SECTION 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a)  liabilities disclosed or provided for in the Balance Sheet;

                                    Page-17

     (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which individually or in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

     (c)  liabilities disclosed in any Schedule to the Agreement.

     SECTION 3.11. Related Party Transactions. Schedule 3.11(a) contains a complete list of all contracts, agreements and understandings (oral or written) between the Company or any of the Subsidiaries, on the one hand, and any Related Party (as defined below), on the other hand ("Related Party Agreements").
Schedule 3.11(b) contains a complete list of all intercompany balances as of the Balance Sheet Date between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand (the "Balance Sheet Date Related Party Balances"). Except (i) for payments and accruals in accordance with the Related Party Agreements, (ii) for payments of the Balance Sheet Date Related Party Balances and (iii) as set forth in Schedule 3.11(c), since the Balance Sheet Date there have not been any payments or accruals of liability by the Company or any Subsidiary to one or more Related Parties in an amount in excess of $10,000, individually or in the aggregate, or any other transaction between the Company or any Subsidiary, on the one hand, and a Related Party, on the other hand. Except for the transactions under the Related Party Agreements, since December 28, 1996, neither the Company nor any Subsidiary has been a party to any material transaction with any Related Party on other than arm's-length terms. For purposes of this Agreement (i) the term "Related Party" means any director, executive officer or holder of 5% or more of the capital stock of the Company, or any Affiliate, associate or member of the immediate family of the foregoing; provided that neither the Company nor any of the Subsidiaries will be considered Related Parties and (ii) the terms "Affiliate", "associate" and "immediate family" shall have the meanings provided under Rules 12b-2, 12b-2 and 16a-1, respectively, of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 3.12. Material Contracts. (a) Except as disclosed in Schedule 3.12, neither the Company nor any Subsidiary is a party to or bound by, and none of the assets of the Company or any Subsidiary is covered by or subject to, any of the following (whether oral or written):

     (i) any lease (a) for real property or (b) for personal property providing for annual rentals for such personal property lease of $10,000 or more or aggregate payments for such personal property lease of $25,000 or more;

     (ii) any agreement for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and the Subsidiaries of $20,000 or more or (B) aggregate payments by the Company and the Subsidiaries of $50,000 or more;

     (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and the Subsidiaries of $4,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $10,000 or more;

     (iv) any partnership, joint venture or other similar agreement or arrangement;

                                    Page-18

     (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

     (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

     (vii)  any option, license, franchise or similar agreement;

     (viii) any agency, dealer, sales representative, marketing or other similar agreement;

     (ix) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation or any Subsidiary after the Effective Time;

     (x) any agreement to provide service to any Subscriber other than the standard dial-up service contracts previously disclosed to Buyer which individually or in the aggregate would be material;

     (xi) any agreement pursuant to which the Company or any Subsidiary has hired or retained a consultant providing for aggregate payments of $10,000 or more;

     (xii) any formal or informal partnering arrangement with any merchant or service or web content provider;

     (xiii) any agreement with any local exchange carrier, competitive local exchange carrier, competitive access provider or other telecommunications carrier;

     (xiv) any agreement pursuant to which the Company or any Subscriber is subject to confidentiality or non-disclosure obligations;

     (xv)   any collocation or other similar agreements;

     (xvi) any peering, transit or other agreement with any internet service provider, online company or similar entity; or

     (xvii) any other agreement, commitment, arrangement or plan that is material to the Company and the Subsidiaries, taken as a whole.

                                    Page-19

          (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed in any Schedule to this Agreement is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered or made available to Buyer.

         SECTION 3.13. Litigation. Except as set forth in Schedule 3.13, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official (i) which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         SECTION 3.14. Taxes. Except as set forth in Schedule 3.14 in respect of representations (a) through (i) below:

          (a) the Company and each of the Subsidiaries has (A) duly filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it and such Tax Returns are true, correct and complete, and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) that are due and payable for all periods ending on or before the date hereof;

          (b) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending, or, to the knowledge of the Company, threatened, with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no governmental authority has asserted in writing against the Company or any Subsidiary any deficiency or claim for Taxes;

          (c) there are no liens for Taxes upon any property or assets of the Company or any Subsidiary, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

          (d) the Company and each of the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

          (e) no claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary has not filed Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction;

                                    Page-20

          (f) neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

          (g) the Company (i) was a "C Corporation" as defined in Section 1361(a)(2) of the Code from inception (July 31, 1992) until December 31, 1993,
(ii) was an "S Corporation" as defined in Section 1361(a)(1) of the Code at all times from January 1, 1994 through December 2, 1996 and (iii) has been a C Corporation at all times since December 2, 1996;

          (h) neither the Company nor any Subsidiary has any obligation to make a payment that will not be deductible under Section 280G of the Code or prior to the Effective Time the Company will satisfy all the requirements of Section 280G(b)(5)(B) of the Code and Prop. Treas. Reg. Section 1.280G-1(Q&A-7) such that Section 280G will not apply to any payments made or to be made by the Company or any Subsidiary;

          (i) neither the Company nor any Subsidiary has (A) been a member of an affiliated group as defined under Section 1504 of the Code (other than an affiliated group of which the common parent was the Company) or (B) any liability for Taxes of any Person (other than the Company or any Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and

          (j) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, sales, withholding, estimated, social security, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, escheat, or other taxes, assessments or charges, imposed by any governmental authority and any interest, penalties, or additions to tax attributable thereto. "Tax Return" shall

                                    Page-21
mean any report, return, document, declaration, information, return or filing (including any related or supporting information) with respect to Taxes.

         SECTION 3.15. Employee Benefit Plans. (a) Schedule 3.15 identifies each Employee Plan and Benefit Arrangement. The Company has furnished to Buyer copies of the Employee Plans and Benefit Arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, all schedules thereto). No Employee Plan or Benefit Arrangement is and neither the Company nor any ERISA Affiliate maintains or has ever maintained or is obligated or has ever been obligated to contribute, to any employee benefit plan (as defined in Section 3(3) of ERISA) that is (i) a Multiemployer Plan, (ii) a Title IV Plan, (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iv) subject to the minimum funding requirements of
Part 3 of Title I of ERISA. No Employee Plan or Benefit Arrangement is described in Sections 4(b)(5) or 401(a)(1) of ERISA.

          (b) No "prohibited transaction" (within the meaning of Section 4975(c) of the Code) has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has or will cause the Company to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

          (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan or Benefit Arrangement provided for post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

          (d) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

          (e) Except as set forth on Schedule 3.15, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of

                                    Page-22
the Company that, individually or collectively, could give rise to the payment of any amount that would be nondeductible pursuant to the terms of Section 280G of the Code.

          (f) Except as set forth on Schedule 3.15, no employee or former employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award), in whole or in part, as a result of the transactions contemplated hereby.

          (g) Except as set forth in Schedule 3.15, there is not and there has not been at any time within the six years preceding the date hereof any pending or, to the Company's knowledge, threatened, litigation or arbitration concerning or involving any Employee Plan or Benefit Arrangement. No complaints to or by any governmental entity have been filed at any time within the six years preceding the date hereof or, to the Company's knowledge, are threatened or expected with respect to any Employee Plan or Benefit Arrangement. No claims have been made at any time within the past six years or, to the Company's knowledge, are threatened or expected with respect to any bond or any fiduciary liability or other similar insurance with regard to the actions of any Person in connection with any Employee Plan, nor has there been at any time within the past six years nor is there expected to be any notice to any insurer under any such bond or policy with regard to any Employee Plan. No application for any bond or fiduciary liability or similar insurance policy with respect to any Employee Plan has been rejected at any time within the past six years, nor is any such bond or policy now subject to any qualification, condition or exclusion.

          (h) For purposes of this Section, the following terms shall have the meanings set forth below:

          "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

                                    Page-23

          "Employee Plan" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by the Company or any Subsidiary and
(iii) covers any employee or former employee of the Company or any Subsidiary.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Multiemployer Plan" means a Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

          SECTION 3.16. Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is in material violation of, or has materially violated, or to the knowledge of the Company is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any applicable law, rule, regulation, judgment, injunction, order or decree.

          SECTION 3.17. Finders' Fees. Except for Ferris, Baker Watts, Incorporated whose fees will be paid as provided in Section 15.03, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement. The Company's good faith estimate of the sum of
(i) the aggregate legal fees and expenses that have been or will be incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby and the previously proposed public offering by the Company, and (ii) the expense reimbursement payable to Gerard Klauer Mattison & Co., Inc. ("GKM") incurred in connection with the previously proposed initial public offering by the Company, is $700,000. The Company hereby agrees that it will provide reimbursement of expenses to GKM only to the extent GKM is able to provide bona fide third party invoices supporting such expenses.

          SECTION 3.18. Accuracy and Completeness of Information Provided. To the Company's knowledge, none of the documents or written information delivered by the Company to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading (for purposes of the preceding sentence, any preliminary document or written information shall be disregarded if a final version of such document or written information was delivered by the Company to Buyer prior to the date hereof). There is no fact or information relating to the Company or its Subsidiaries that is known to the Company, that could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole and that has not been disclosed to Buyer. The financial projections relating to the Company and the Subsidiaries delivered to Buyer are the financial projections the Company is using in connection with its operations.

                                    Page-24

          SECTION 3.19.  Environmental Matters. (a) Except as disclosed in
Schedule 3.19,

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary, nor has any material penalty been assessed against the Company or any Subsidiary, with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any Environmental Permits, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

          (ii) no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstance, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

          (iii) there are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer at least five days prior to the date hereof.

          (c) Neither the Company nor any Subsidiary owns or leases or has owned or leased any real property, or conducts or has conducted any operations, in New Jersey or Connecticut that trigger filing or other obligations under environmental transfer acts in those states in connection with the transactions contemplated hereby.

          (d) For purposes of this Section, the following terms shall have the meanings set forth below:

          (i) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

          (ii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

          (iii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws

                                    Page-25
          and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted;

          (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

          SECTION 3.20. Properties. (a) The Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date or otherwise necessary for the operation of the business of the Company and the Subsidiaries, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Lien, except:

          (i)   Liens disclosed on the Balance Sheet or Schedule 3.20;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i)-(iii) of this Section 3.20(a) are, collectively, the "Permitted Liens").

          (b) There are no developments affecting any such material property or assets pending or, to the knowledge of the Company threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

          (c) All leases of such material real property and material personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease (i) any default by the Company or any Subsidiary or any event which with notice or lapse of time or both would constitute a default or (ii) to the Company's knowledge, any default by any other Person or any event which with notice or lapse of time or both would constitute such a default. Neither the Company nor any Subsidiary owns any real property.

          (d) The Systems, buildings, structures and equipment owned or used by the Company or any Subsidiary have no material defects, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and are adequate and suitable for their present and intended uses. To the Company's knowledge, the Company's and its Subsidiaries' relationships with suppliers of material portions of the equipment and telecommunications services used by the Company and its Subsidiaries in connection with the operation of their business are satisfactory, and no such supplier has informed the Company or any Subsidiary of any plan or intention to materially alter such supplier's arrangements with the

                                    Page-26

Company and its Subsidiaries or to materially reduce its supply of equipment or telecommunications services.

          (e) The Systems, property and assets owned or leased by the Company or any Subsidiary constitute all of the property and assets used or held for use in connection with the business of the Company and its Subsidiaries and all of the Systems, property and assets necessary to conduct such business as currently conducted by the Company.

          SECTION 3.21. Intellectual Property. (a) Schedule 3.21(a) contains a list of all Intellectual Property Rights owned by or licensed to, and used or held for use by, the Company or any Subsidiary, except for any "off-the-shelf" software that is not provided to Subscribers, ("Company Intellectual Property Rights") specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right,
(iii) in the case of such Intellectual Property Rights owned by the Company, the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed. As used herein, the term "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, computer software program or application, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          (b) Schedule 3.21(b) sets forth a list of all licenses, sublicenses, assignments and other agreements to which the Company, any Subsidiary, Erol Onaran, the Repair Company or any of his or its Affiliates, is a party and which involve or relate to Company Intellectual Property Rights. Except as disclosed on Schedule 3.21(b), each license, sublicense, assignment and other agreement set forth on Schedule 3.21(b) is valid and in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. To the Company's knowledge, the Company's relationships with licensors of Company Intellectual Property Rights are satisfactory and no such licensor has informed that Company or any Subsidiary of any plan or intention to materially alter such licensor's arrangements with the Company and its Subsidiaries.

          (c) Except as set forth on Schedule 3.21(c), (i) since August 1, 1995, neither the Company nor any Subsidiary has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise been notified of, any alleged claim of infringement of any Intellectual Property Right, and neither the Company nor any Subsidiary has infringed in any material respect any other Person's Intellectual Property Rights and (ii) the Company has no outstanding claim or suit

                                    Page-27
for, and has no knowledge of, any continuing infringement by any other Person of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person. Except as disclosed on Schedule 3.21(c), neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right. To the Company's knowledge, no Person other than the Company or the Repair Company is currently using "Erols" or "Erol's" as a trademark, service mark, trade name or domain name.

          (d) Except as set forth on Schedule 3.21(d), to the Company's knowledge, none of the processes and formulae, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company or such Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any of its Affiliates to any Person other than employees, representatives and agents of the Company or any Subsidiary all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

          (e) The Company Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company.

          SECTION 3.22. Insurance Coverage. Set forth on Schedule 3.22 is a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Subsidiaries (the "Company Policies"), and the Company has provided Buyer with or with access to true and complete copies of all such policies and bonds. There is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.
Schedule 3.22 indicates the dates since which such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect. To the Company's knowledge, such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and the Subsidiaries. The Company does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company and the Subsidiaries shall after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

          SECTION 3.23. Licenses and Permits. The Company and the Subsidiaries have all material governmental licenses, authorizations, consents and approvals required to carry on the business of the Company and its Subsidiaries as now conducted. Schedule 3.23 correctly sets forth a list of each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (collectively, the "Permits"), and each pending application for any Permit, together with the name of the government agency or entity issuing such Permit or with which such application is pending. Except as set forth on the Schedule 3.23, (i) the Permits are valid and in full force and effect, (ii)

                                    Page-28
neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          SECTION 3.24. Employees. Schedule 3.24(a) sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and of all other employees of the Company and its Subsidiaries whose annual base salary as of December 31, 1997 exceeds $50,000 and the wage rates for non-salaried employees of the Company and the Subsidiaries (by classification). To the knowledge of the Company, none of the employees identified on Schedule 3.24(b) has indicated to the Company or any Subsidiary that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Effective Time.

          SECTION 3.25. Labor Matters. The Company and the Subsidiaries are in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company or any Subsidiary before the National Labor Relations Board.

          SECTION 3.26. Books and Records. The Company has maintained adequate business records with respect to the operation of its business, and the Company is not aware of any material deficiencies in such business records.

          SECTION 3.27. Systems. Except as set forth on Schedule 3.27, and with such other exceptions as will not, individually or in the aggregate, have a Material Adverse Effect, (i) all of the Systems, services and platform servers are running, or peaking, at no higher than 60% of capacity, (ii) all of the Systems' services are replicated in a redundant manner across available platform servers, (iii) all remote physical points of presence ("POPs") are secure, conform to equipment manufacturers' recommended environmental parameters, and contain an uninterrupted power supply with a battery back-up of at least 20 minutes, (iv) the average Subscriber blockage rate for dial-in Subscribers is no greater than 1.0% of Subscriber attempts across the overall network infrastructure, (v) the configuration diagrams provided to Buyer reasonably represent the redundant network facilities between major backbone locations, and between remote physical POPs and major network concentration points, (vi) the existing power plant at the Company's main location is equipped with an uninterrupted power supply with a battery back-up of at least 60 minutes, (vii) all deployed dial-in modem, modem shelf, and corresponding technology conform to applicable industry standards necessary to support Subscriber traffic at a rate of 33.6Kbps or above, (viii) all Systems owned, leased by, or licensed to or by, the Company are year 2000 compliant, (ix) the Company utilizes a DHCP, or other dynamic, IP address allocation scheme that conforms to industry standards to support residential subscribers, and (x) the Company has access to the quantity of IP addresses sufficient to support the Company's Subscriber base as currently existing and as currently contemplated to exist as of January 1, 2000.

          SECTION 3.28. Subscribers. (a) Schedule 3.28(a) sets forth the number of Subscribers served by the Company and the Subsidiaries for each physical and virtual POP as of December 31, 1997. The other information set forth on Schedule 3.28(a) is accurate and complete in all material respects.

                                    Page-29

          (b) Schedule 3.28(b) sets forth the Company's monthly churn rate (consisting of (i) cancellations of month-to-month service and long-term subscriptions prior to expiration and (ii) non-renewal of long-term contracts upon expiration) during each full calendar month during the twelve calendar month period prior to the date hereof.

          (c) Schedule 3.28(c) sets forth, as of November 30, 1997, the amount of unearned revenue for all Subscriber contracts with a remaining term of (i) less than or equal to 90 days, (ii) greater than 90 days and less than or equal to one year (iii) greater than one year and less than or equal to two years,
(iv) greater than two years and less than or equal to three years and (v) greater than three years.

                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF GOLD & APPEL

          Gold & Appel represents and warrants to the Buyer as of the date hereof and immediately prior to the Effective Time that:

          SECTION 4.01. Corporate Existence and Power. Gold & Appel is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

          SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Gold & Appel of this Agreement and the Registration Rights Agreement (as defined below) and the consummation by Gold & Appel of the transactions contemplated hereby and thereby are within the corporate powers of Gold & Appel and have been duly authorized by all necessary corporate action. This Agreement constitutes, and the Registration Rights Agreement will constitute, a valid and binding agreement of Gold & Appel enforceable against it in accordance with its terms, except (a) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (b) for limitations imposed by general principles of equity.

          SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Gold & Appel of this Agreement and the consummation by Gold & Appel of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law and (b) compliance with any applicable requirements of the HSR Act.

          SECTION 4.04. Non-contravention. The execution, delivery and performance by Gold & Appel of this Agreement and the consummation by Gold & Appel of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws of Gold & Appel, (b) assuming compliance with the matters referred to in Section 4.03, violate any applicable provision of law, regulation, rule, judgment, order or decree binding upon Gold & Appel, or (c) with such exceptions as would not individually or in the aggregate materially adversely affect the transactions contemplated hereby, require notice or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Gold & Appel or to a loss of any benefit to which Gold & Appel is entitled under, any agreement, contract or other instrument binding upon Gold & Appel.

                                    Page-30

          SECTION 4.05. Finders' Fees. Except for Ferris, Baker, Watts (whose fees and expenses shall be paid in accordance with Section 15.03), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of Gold & Appel or any of its subsidiaries who might be entitled to any fee or commission from Buyer or any of its Affiliates, or the Company or any Subsidiary, upon consummation of the transactions contemplated by this Agreement.

          SECTION 4.06. Ownership of Shares. Gold & Appel is the record and beneficial owner of 1,806,563 Shares free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Gold & Appel will transfer and deliver to Buyer immediately after the Effective Time valid title to such Shares free and clear of any Lien or other limitation or restriction.

          SECTION 4.07. Acquisition of Buyer Stock. Gold & Appel (a) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (b) is acquiring shares of Buyer Stock for its own account and not with a view to the sale, distribution, subdivision or fractionalization thereof, except in accordance with applicable law, (c) acknowledges that the Buyer Stock constitutes "restricted securities," as defined in Rule 144 promulgated under the Securities Act, and (d) acknowledges that the Buyer Stock may be required to be held indefinitely unless sold pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration. Gold & Appel has no plan or intention to sell, exchange, transfer by gift or otherwise dispose (including by transactions which would have the ultimate economic effect of a disposition including, but not limited to, any transactions described in
Section 1259 of the Code, or any other put, forward sale, short-sale or equity swap types of arrangements) of any Buyer Stock to be received by it pursuant to the Merger.

          SECTION 4.08. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Gold & Appel threatened against or affecting, Gold & Appel or any of its subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF EROL ONARAN

          Erol Onaran represents and warrants to Buyer as of the date hereof and immediately prior to the Effective Time that:

          SECTION 5.01. Capacity. Erol Onaran is an individual and has full legal capacity and power to execute, deliver and perform this Agreement, the Registration Rights Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Registration Rights Agreement and Escrow Agreement will each constitute, a valid and binding agreement of Erol Onaran enforceable against him in accordance with its terms, except (a) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (b) for limitations imposed by general principles of equity.

          SECTION 5.02. Governmental Authorization. The execution, delivery and performance by Erol Onaran of this Agreement and the consummation by Erol Onaran

                                    Page-31
of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law and (b) compliance with any applicable requirements of the HSR Act.

          SECTION 5.03. Non-contravention. The execution, delivery and performance by Erol Onaran of this Agreement and the consummation by Erol Onaran of the transactions contemplated hereby do not and will not (a) assuming compliance with the matters referred to in Section 5.02, violate any applicable provision of law, regulation, judgment, order or decree binding upon Erol Onaran or (b) with such exceptions as would not individually or in the aggregate materially adversely affect the transactions contemplated hereby, require notice or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Erol Onaran or to a loss of any benefit to which Erol Onaran is entitled under, any agreement, contract or other instrument binding upon Erol Onaran.

          SECTION 5.04. Finders' Fees. Except for Ferris, Baker, Watts (whose fees and expenses shall be paid in accordance with Section 15.03), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Erol Onaran who might be entitled to any fee or commission from Buyer or any of its Affiliates, or the Company or any Subsidiary, upon consummation of the transactions contemplated by this Agreement.

          SECTION 5.05. Ownership of Shares. Erol Onaran is the record and beneficial owner of 4,025,976 Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares). Erol Onaran will transfer and deliver to Buyer immediately after the Effective Time valid title to such Shares free and clear of any Lien or other limitation or restriction. The Shares held by Erol Onaran are not community property.

          SECTION 5.06. Acquisition of Buyer Stock. Erol Onaran (a) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act, (b) is acquiring shares of Buyer Stock for his own account and not with a view to the sale, distribution, subdivision or fractionalization thereof, except in accordance with applicable law, (c) acknowledges that the Buyer Stock constitutes "restricted securities," as defined in Rule 144 promulgated under the Securities Act, and (d) acknowledges that the Buyer Stock may be required to be held indefinitely unless sold pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration. Erol Onaran has no plan or intention to sell, exchange, transfer by gift or otherwise dispose (including by transactions which would have the ultimate economic effect of a disposition including, but not limited to, any transactions described in Section 1259 of the Code, or any other put, forward sale, short-sale or equity swap types of arrangements) of any Buyer Stock to be received by him pursuant to the Merger. Erol Onaran is a resident of the State of Virginia.

          SECTION 5.07. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Erol Onaran, threatened against or affecting, Erol Onaran or any of his properties before any court or arbitrator or any governmental body, agency or official which, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

          SECTION 5.08. Tradename Assignment. Erol Onaran has, or will have before the Effective Time, validly assigned to the Company all rights that he,

                                    Page-32
the Repair Company or any of his or its Affiliates holds in the "Erols" and "Erol's" names, except that the Repair Company holds a license from the Company to use the name "Erols Computer & TV/VCR Services, Inc."

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Company as of the date hereof and immediately prior to the Effective Time that:

          SECTION 6.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.

          SECTION 6.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement, and by Buyer of the Escrow Agreement and the Registration Rights Agreement, and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes, and each of the Escrow Agreement and the Registration Rights Agreement will constitute, a valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against it in accordance with its terms, except
(a) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (b) for limitations imposed by general principles of equity.

          SECTION 6.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act and (c) compliance with any applicable requirements of the Exchange Act.

          SECTION 6.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) violate the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Sections 6.03, violate any applicable law, rule, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary or (c) assuming receipt of the consents identified on Schedule 6.04 (the "Buyer Consents"), and with such exceptions as would not, individually or in the aggregate, materially adversely affect the transactions contemplated hereby or have a Buyer MAE (as defined below), require notice or constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any agreement, contract or other instrument binding upon Buyer. For purposes of this Agreement, the term "Buyer MAE" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer and its subsidiaries taken as a whole.

          SECTION 6.05. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by Buyer or any of its

                                    Page-33

Affiliates who might be entitled to any fee or commission from Erol Onaran or Gold & Appel upon consummation of the transactions contemplated by this Agreement.

         SECTION 6.06. Financing. Buyer has, or will have at the Effective Time, sufficient funds available to make payment for the Cash Election Shares and any other amounts to be paid hereunder.

         SECTION 6.07. Litigation. Except as set forth in Schedule 6.07, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Buyer threatened against or affecting, Buyer or any of its subsidiaries before any court or arbitrator or any governmental body, agency or official (i) which, if determined or resolved adversely to Buyer in accordance with the plaintiff's demands, could reasonably be expected to have a Buyer MAE or (ii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         SECTION 6.08. Buyer Stock Issued in the Merger. The shares of Buyer Stock to be issued to Holders as part of the Merger Consideration have been duly authorized and reserved and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right. The Substitute Options to be issued to holders of Employee Options in accordance with Section 1.05 have been duly authorized and reserved.

         SECTION 6.09. SEC Filings. (a) Buyer has delivered to the Company (i) its registration statement on Form 10 declared effective by the SEC on September 5, 1997 (the "Form 10"), (ii) its registration statement on Form S-4 declared effective by the SEC on December 10, 1997 (the "Form S-4") and (iii) its quarterly report on Form 10-Q for its fiscal quarter ended September 30, 1997 (the "10-Q").

                                    Page-34

          (b) As of its effective date, in the case of the Form 10, and as of its filing date, in the case of the 10-Q, the Form 10 and 10-Q did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) As of its effective date, the Form S-4 did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (d) Buyer has made all required filings with the SEC when due in accordance with the rules and regulations promulgated under the Exchange Act.

         SECTION 6.10. Financial Statements. The audited consolidated financial statements of Buyer included in the Form 10 and the unaudited consolidated interim financial statements of Buyer included in the 10-Q fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         SECTION 6.11. Absence of Buyer MAE. Since September 30, 1997, there has not been any event, occurrence or development of a state of circumstances or facts that has had or could reasonably be expected to have a Buyer MAE.

         SECTION 6.12. Accuracy and Completeness of Information Provided. To Buyer's knowledge, none of the documents or written information delivered by Buyer to the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading (for purposes of the preceding sentence, any preliminary document or written information shall be disregarded if a final version of such document or written information was delivered by Buyer to the Company prior to the date hereof). There is no fact or information relating to Buyer or its subsidiaries that is known to Buyer that could reasonably be expected to be material to Buyer and its subsidiaries taken as a whole and that has not been disclosed to the Company.

         SECTION 6.13. Absence of Negotiations. As of the date hereof Buyer is not engaged in negotiations with any person concerning any transaction that would result in a change of control of Buyer or any material portion of its business (a "Buyer Change of Control Transaction"), except that pursuant to the Amended and Restated Operating Agreement of Starpower Communications,
L.L.C., dated December 19, 1997, by and between RCN Telecom Services of Washington D.C., Inc. and Pepco Communications L.L.C., Buyer will contribute certain of its operations in the Washington D.C. area to Starpower Communications, L.L.C.


                                    ARTICLE 7
                            COVENANTS OF THE COMPANY

         The Company agrees that:

                                    Page-35

         SECTION 7.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

          (b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except
(i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (d) the Company will not, and will not permit any Subsidiary to, amend, modify or, except as provided in Section 7.06, terminate any Related Party Agreement;

          (e) except as set forth in Sections 1.05 and 7.05, the Company will not, and will not permit any Subsidiary, to issue, sell, purchase, repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities;

          (f) except with the prior written consent of Buyer, the Company shall not make any Tax election that would have an adverse effect on the Company or any of the Subsidiaries;

          (g) the Company will timely file all Tax Returns due on or before the Effective Time and pay (or reserve for) all Taxes due and payable with respect to periods ending on or before or including the Effective Time;

          (h) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; and

          (i) the Company will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         SECTION 7.02. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will, subject to the terms of the Confidentiality Agreement between Buyer and the Company dated as of November 18, 1997 (the "Confidentiality Agreement"), furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given by

                                    Page-36
the Company to Buyer hereunder, except as provided in the third sentence of
Section 14.04.

         SECTION 7.03. Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

         SECTION 7.04. Notices of Certain Events. The Company shall promptly notify Buyer of the following, which notice shall provide reasonable detail regarding the relevant event and if applicable a copy of any related correspondence:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement;

          (d) any Outage (i) affecting the lesser of 3000, or 1%, of Subscribers and lasting for 30 minutes or more or (ii) affecting any of the Subscribers identified as "Premium Subscribers" on Schedule 7.04(d) for more than two hours; and

          (e) any agreement or change order with a communications carrier, collocation provider or other ISP that results in a change to the network infrastructure or exit point topology involving a dollar value greater than $2,500 per month.

         SECTION 7.05. Repurchase of Shares. Prior to the Effective Time, the Company shall repurchase the 4,240 outstanding Shares held by Persons other than the Holders for aggregate consideration of $59,360.

                                    Page-37

         SECTION 7.06. Termination of Related Party Agreements. Effective as of the Effective Time, the Company shall terminate such of the Related Party Agreements as Buyer may request in writing; provided that such termination shall be effected without any payment being made or liability being incurred by the Company or any of the Subsidiaries.

         SECTION 7.07. Company Tax Letter. Immediately prior to the Effective Time, the Company will deliver to Buyer a letter setting forth certain tax representations and warranties in the form agreed to among the parties prior to the date hereof (the "Company Tax Letter").


                                    ARTICLE 8
                            COVENANTS OF GOLD & APPEL

         Gold & Appel agrees that:

         SECTION 8.01. Consent. Gold & Appel will, in its capacity as a shareholder of the Company, take such further actions, if any, as are necessary to approve and adopt this Agreement and the Merger in accordance with the certificate of incorporation and by-laws of the Company and Delaware Law.

         SECTION 8.02. Waiver of Dissenters' Rights. Gold & Appel will take such further actions, if any, as are necessary to waive any rights that it may have under Delaware Law to make a demand for appraisal with respect to the Shares it owns or to make an effective Stock Election for such Shares in accordance with
Section 1.02.


                                    ARTICLE 9
                            COVENANTS OF EROL ONARAN

         Erol Onaran agrees that:

         SECTION 9.01. Consent. Erol Onaran, in his capacity as a shareholder of the Company, will take such further actions, if any, as are necessary to approve and adopt this Agreement and the Merger in accordance with the certificate of incorporation and by-laws of the Company and Delaware Law.

         SECTION 9.02. Waiver of Dissenters' Rights. Erol Onaran will take such further actions, if any, as are necessary to waive any rights that he may have under Delaware Law to make a demand for appraisal with respect to the Shares he owns or to make an effective Cash Election or Stock Election for such Shares in accordance with Section 1.02.

         SECTION 9.03. Noncompetition. (a) Erol Onaran agrees that for a period of five full years from the Effective Time, neither he nor any of his Affiliates shall directly or indirectly, whether as principal, agent, consultant, stockholder or investor, alone or in association with any Person: (i) manage, operate, participate in, enter into, engage in, assist, or own any interest in, any business that competes with the business of the Company and the Subsidiaries as it exists as of the Effective Time within the States of Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Delaware and Virginia and the District of Columbia; (ii) use or license or authorize any Person to use the

                                    Page-38

"Erols" or "Erol's" name in any business that competes with the business of the Company and the Subsidiaries as it exists as of the Effective Time within the States of Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Maryland, Delaware and Virginia and the District of Columbia; or (iii) employ or solicit, or receive or accept the performance of services by, any individual that as of the date hereof or as of the Effective Time is an employee of the Company or any Subsidiary, unless after the Effective Time the employment of such individual is terminated by Buyer or any of its subsidiaries (including, for this purpose, the Surviving Corporation and the Subsidiaries).

          (b) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Erol Onaran and Buyer agree that the provisions of this Section are reasonable and are necessary to protect the valid interests of Buyer. Erol Onaran acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Erol Onaran agrees that Buyer shall be entitled to seek injunctive relief requiring specific performance by him of this Section.

          (c) Notwithstanding anything herein to the contrary, nothing contained in this Section 9.03 shall prevent Erol Onaran or any of his Affiliates from owning up to a five percent (5%) interest in any Person the securities of which are publicly traded.

         SECTION 9.04. Right to Terminate Certain Agreements; Option on Trademark Rights. The Company shall have the right at any time after the Effective Time to terminate any of the agreements identified on Schedule 3.11(a) as "Terminable Agreements" on 30 days prior notice without penalty. Erol Onaran will obtain from the Company any consents necessary to permit such termination. Erol Onaran hereby grants the Company the right to acquire from him or his Affiliates the "Web While You Wait" trademark and all related rights at a price equal to the filing fees previously paid by him in connection with the application to register such mark (but not in excess of $1,000). The right set forth in the preceding sentence must be exercised by the Company, if at all, by no later than the later of February 27, 1998 and fifteen days after the Effective Time.


                                   ARTICLE 10
                               COVENANTS OF BUYER

         Buyer agrees that:

         SECTION 10.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement Buyer will comply with the terms of the

                                    Page-39

Confidentiality Agreement, with the exception of the terms set forth in Section 10 of the Confidentiality Agreement which are superseded by Section 11.03 hereof.

         SECTION 10.02. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

         SECTION 10.03. Loan to the Company. Immediately prior to the Effective Time, Buyer will loan the Company $59,360 pursuant to a promissory note in form and substance reasonably satisfactory to the Company and Buyer, the proceeds of which will be used by the Company to purchase 4,240 Shares pursuant to Section 7.05.

         SECTION 10.04. Notice. Buyer will provide the Company with prompt notice of any negotiations held prior to the Effective Time with any Person concerning a Buyer Change of Control Transaction.

         SECTION 10.05. Buyer Tax Letter. Immediately prior to the Effective Time, Buyer will deliver to the Company, Gold & Appel and Erol Onaran a letter setting forth certain tax representations and warranties in the form agreed to among the parties prior to the date hereof (the "Buyer Tax Letter").

         SECTION 10.06. Erol Onaran Guarantees. Prior to and after consummation of the Merger, Buyer agrees to use commercially reasonable efforts to cause the beneficiaries of the guarantees executed by Erol Onaran and his Affiliates (other than the Company and its Subsidiaries) in respect of the obligations of the Company (which guarantees are identified as "Onaran Guarantees" on Schedule 3.11(a)) to release Erol Onaran and such Affiliates from all of their obligations and liabilities (fixed or contingent) thereunder, which release shall be in form and substance reasonably satisfactory to Erol Onaran and his Affiliates. To the extent any release is not obtained, Buyer will indemnify, defend and hold harmless Erol Onaran and such Affiliates in respect of any payments they may be required to make, or any cost, expense, loss or damage they may suffer, in respect of such guarantees. Promptly after the Effective Time, Buyer will cause the Company to repay all amounts owed to The Horizon Bank of Virginia ("Horizon") under the Business Loan Agreement dated June 20, 1997 between Horizon and the Company, and Buyer will use its commercially reasonable efforts to cause Horizon to return to Erol Onaran the collateral provided by him to secure his guarantee of such loan. Notwithstanding anything contained in this Agreement or any related document to the contrary, the obligations of Buyer under this Section 10.06 will not be subject to any of the limitations with respect to claims for indemnification set forth in Article 14 (including Sections 14.01 and 14.02(f)).


                                   ARTICLE 11
                              COVENANTS OF PARTIES

         The parties hereto agree that:

         SECTION 11.01. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that Buyer and its Affiliates shall not be required to agree to any consent decree or order in connection with any objections of

                                    Page-40
the Department of Justice or Federal Trade Commission (each an "HSR Authority") to the transactions contemplated by this Agreement.

         SECTION 11.02. Certain Filings. The parties hereto shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 11.03. Public Announcements. It is agreed by the parties that Buyer and the Company will each issue a press release in a form satisfactory to the other upon execution of this Agreement. The parties hereto agree to promptly consult with each other before issuing any other press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and except as may be required by applicable law or any listing agreement with any national inter-dealer quotation system will not issue any such press release or make any such public statement prior to such consultation. For this purpose, Buyer may discharge its consultation obligation by consulting with the Company alone.

         SECTION 11.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any documents, certificates, agreements, deeds, bills of sale, assignments, assurances or other writings and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 11.05. Section 368(a) Reorganization. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party and its Affiliates shall use all reasonable efforts to cause the Merger to so qualify, and no party nor any Affiliate shall take any action, including any transfer or other disposition of Buyer Stock after the Effective Time, or agreeing to or

                                    Page-41
undertaking any other transactions inconsistent with the Company Tax Letter, the Buyer Tax Letter or in Sections 4.07 or 5.06, that would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. Buyer, Erol Onaran and Gold & Appel shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 11.06. Termination of Certain Agreements. The parties agree that effective as of the Effective Time, the following agreements shall be terminated without payment or penalty and with no further liability on the part of any party thereto: (i) Stock Purchase Agreement dated as of December 28, 1996 among the Company, Erol Onaran, Dennis J. Spina and Gold & Appel; (ii) Stockholders Agreement dated December 28, 1996, as amended, among the Company, Erol Onaran and Gold & Appel; (iii) Registration Rights Agreement dated December 28, 1996, as amended, between the Company and Gold & Appel; (iv) Stock Purchase Agreement dated May 8, 1997 among the Company, Erol Onaran and Gold & Appel; and
(v) Stock Purchase Agreement dated September 15, 1997 among the Company, Erol Onaran and Gold & Appel. Promptly after the Effective Time, (A) the Company will repay, subject to no prepayment penalty, all amounts borrowed under the Revolving Credit and Term Loan Agreement dated as of December 18, 1997 by and between the Company and Gold & Appel, together with accrued interest thereon to the date of payment and (B) Gold & Appel will cancel and deliver to the Company any notes evidencing such borrowings and release all security in respect thereof on terms reasonably satisfactory to the Company.


                                   ARTICLE 12
                            CONDITIONS TO THE MERGER

         SECTION 12.01. Conditions to the Obligations of the Company, Buyer and Merger Subsidiary. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (c) the Escrow Agreement shall have been duly executed and delivered by each party thereto;

          (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been taken or made;

          (e) a Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement") shall have been executed and delivered by Buyer, Erol Onaran and Gold & Appel; and

          (f) any shareholder vote satisfying all of the requirements of Section 280G(b)(5)(B) of the Code and Prop. Treas. Reg. Section 1.280G-1 (Q&A-7), to the extent necessary to prevent the application of Section 280G to any payments made or to be made by the Company or any Subsidiary, shall have been completed.

                                    Page-42

         SECTION 12.02. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) each of the Company, Gold & Appel and Erol Onaran shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, there shall be no breach of any of the representations or warranties of the Company, Gold & Appel or Erol Onaran contained in this Agreement or in any certificate or other writing delivered by the Company, Gold & Appel or Erol Onaran pursuant hereto and Buyer shall have received certificates signed by Erol Onaran and by an executive officer of each of the Company and Gold & Appel to the foregoing effect with respect to himself or itself, as the case may be;

          (b) Buyer shall have received all documents it may reasonably request relating to the existence of the Company, its Subsidiaries and Gold & Appel and the authority of the Company and Gold & Appel for this Agreement, all in form and substance reasonably satisfactory to Buyer;

          (c) (i) there shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, seeking to prohibit, alter or delay the Merger or to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or any Subsidiary or of Buyer or any of their Affiliates in connection with the transactions contemplated hereby and (ii) there shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Merger, that could reasonably be expected to result in any of the consequences referred to in clause (i) above.

          (d) Buyer shall have received or be satisfied that it will receive, in each case in form and substance to its reasonable satisfaction, the Buyer Consents, the consents identified as "Section 12.02(d) Consents" on Schedule
3.04 and all other consents, authorizations and approvals necessary in connection with the consummation of the Merger or to enable the Surviving Corporation to continue to carry on the business of the Company and the Subsidiaries as presently conducted, and no such consent, authorization or approval shall have been revoked;

          (e) The Company shall serve at least 292,000 Subscribers as of the last day of the calendar month ending immediately prior to the Effective Time;

          (f) Buyer shall have received opinions from its counsel to the effect specified in Exhibit D and from counsel to the Company in form and substance reasonably satisfactory to Buyer to the effect specified in Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.06 and Exhibit C. In rendering such opinions, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Maryland, the District of Columbia, Virginia and the General Corporation Law of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Buyer, and, as to matters of fact, upon certificates of officers of the Company or any Subsidiary, copies of which opinions and certificates shall be contemporaneously delivered to Buyer; and

                                    Page-43

          (g) The Company shall have delivered to Buyer the Company Tax Letter.

         SECTION 12.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) Buyer and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, there shall be no breach of any of the representations or warranties of Buyer or Merger Subsidiary contained in this Agreement or any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto and the Company shall have received a certificate signed by an executive officer of Buyer to the foregoing effect;

          (b) The Company shall have received all documents it may reasonably request relating to the existence of Buyer or Merger Subsidiary and the authority of Buyer and Merger Subsidiary for this Agreement, all in form and substance reasonably satisfactory to the Company;

          (c) (i) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency domestic or foreign, seeking to prohibit, alter or delay the Merger and
(ii) there shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Merger that could reasonably be expected to result in any of the consequences referred to in clause (i) above;

          (d) The Company shall have received or be satisfied that it will receive, in each case in form and substance to its reasonable satisfaction, all consents, authorizations, and approvals necessary in connection with the consummation of the Merger and no such consent, authorization or approval shall have been revoked;

          (e) The Company shall have received opinions from its counsel to the effect specified in Exhibit C and from counsel to Buyer and Merger Subsidiary in form and substance reasonably satisfactory to the Company to the effect specified in Sections 6.01, 15.03, 6.02, 6.03, 6.04 and 6.08. In rendering such opinions, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than New York, the General Corporation Law of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Company, and, as to matters of fact, upon certificates of officers of Buyer, copies of which opinions and certificates shall be contemporaneously delivered to the Company; and

          (f) Buyer shall have delivered to the Company, Erol Onaran and Gold & Appel the Buyer Tax Letter.

                                    Page-44

                                   ARTICLE 13
                                   TERMINATION

          SECTION 13.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a)  by mutual written consent of the Company, Buyer and Erol Onaran;

          (b) by either the Company or Buyer if the Merger shall not have been consummated by February 20, 1998;

          (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (d) by Buyer, if Buyer shall have received any communication from an HSR Authority that causes such Buyer to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws; or

          (e) by any party hereto if the amount of Buyer Stock to be delivered as Merger Consideration is not sufficient to result in the Merger qualifying as a reorganization under Section 368(a) of the Code.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) shall give written notice of such termination to the other parties in accordance with Section 15.01.

          SECTION 13.02. Effect of Termination. If this Agreement is terminated pursuant to Section 13.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of any other party, (ii) failure to perform a covenant of this Agreement or (iii) material breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages (as defined below) incurred or suffered by any other party as a result of such failure or breach. The agreements contained in this Section 13.02 and in Sections 10.01, 15.03, 15.05, 15.07 and 15.08 shall survive the termination hereof.


                                   ARTICLE 14
                            SURVIVAL; INDEMNIFICATION

          SECTION 14.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until March 31, 1999; provided that (i) the representations and warranties contained in Sections 3.14, 4.07 and 5.06, the Company Tax Letter and the Buyer Tax Letter

                                    Page-45
shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given promptly to the party against whom such indemnity may be sought prior to such time.

          SECTION 14.02. Indemnification. (a) On and before the Effective Time, the Company hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding, including any action, suit or proceeding to enforce the indemnity obligations hereunder) ("Damages") actually incurred or suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement on or before the Effective Time, but (except in the case of any willful misrepresentation or willful breach) excluding any consequential or special damages.

          (b) Subject to the last sentence of this Subsection (b), from and after the Effective Time, Erol Onaran hereby indemnifies Buyer and its Affiliates and, effective as of the Effective Time, without duplication, the Surviving Corporation and each Subsidiary against and agrees to hold each of them harmless from any Damages incurred or suffered by Buyer, any Affiliate of Buyer, the Surviving Corporation or any Subsidiary arising out of (A) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement on or before the Effective Time or (B) the lawsuit captioned EVS Holding Co., LLC v. Erol's Internet, Inc., et al., or any other action, suit, investigation or proceeding arising out of the same or similar facts or circumstances as those involved in such lawsuit (the "EVS Litigation;"); provided that (i) except in respect of any misrepresentation or breach of warranty under Section 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.13 (insofar as it applies to clause (ii) thereof) or 3.17, Erol Onaran shall not be liable under this Section 14.02(b) in respect of misrepresentations or breaches of warranties or the EVS Litigation unless the aggregate amount of Damages with respect to all misrepresentations and breaches of warranties and the EVS Litigation exceeds $700,000, and then only to the extent of such excess, and (ii) the maximum aggregate liability of Erol Onaran under this Section 14.02(b) shall not exceed $7,600,000. Buyer and Erol Onaran agree that (i) the obligations of Erol Onaran under this Section 14.02(b) are limited to the amount of the Escrow Consideration delivered to the Escrow Agent pursuant to Section 1.03 and no recourse may be had against any other assets of Erol Onaran in respect thereof and (ii) Erol Onaran will not seek contribution or indemnification from Buyer, any of its Affiliates, the Surviving Corporation, any Subsidiary or any officer, director or employee of any of the foregoing in respect of any liability that Erol Onaran may have under this Section 14.02(b) or Section 14.02(c).

          (c) Erol Onaran hereby indemnifies Buyer and its Affiliates and, effective as of the Effective Time, without duplication, the Surviving Corporation and each Subsidiary against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Buyer, any Affiliates of Buyer, the Surviving Corporation or any Subsidiary arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Erol Onaran pursuant to this Agreement; (ii) any misrepresentation

                                    Page-46
or breach of warranty by the Company under Section 3.14 or the Company Tax Letter or any breach by the Company of the covenants set forth in Section 11.05 on or prior to the Effective Time; (iii) any liability of any kind whatsoever arising from or relating to the ownership or operation of OEO, Inc. or any of its Affiliates prior to August 1, 1995 or to any assets or liabilities of the Company or any Subsidiary unrelated to the operation of the business currently conducted by the Company and its Subsidiaries, including without limitation the assets assigned to, and the liabilities assumed by, Erol Onaran or the Repair Company pursuant to the Asset Purchase Agreement dated as of December 28, 1996 (the "Asset Purchase Agreement") among the Company, Erol Onaran and the Repair Company or arising from or relating to the Asset Purchase Agreement or the Management Agreement dated as of January 1, 1997 between the Company and the Repair Company or the transactions contemplated by such agreements; or (iv) the use of the "Erols" or "Erol's" name by Erol Onaran, the Repair Company or any of his or its Affiliates (other than the Company and its Subsidiaries in connection with the business currently conducted by the Company and its Subsidiaries).

          (d) Gold & Appel hereby indemnifies Buyer and its Affiliates and, effective as of the Effective Time, without duplication, the Surviving Corporation and each Subsidiary against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Buyer or any, any Affiliate of Buyer, the Surviving Corporation or any Subsidiary arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Gold & Appel pursuant to this Agreement.

          (e) On and before the Effective Time, Buyer hereby indemnifies the Company and each Subsidiary, Erol Onaran and Gold & Appel against and agrees to hold each of them harmless from any and all Damages incurred or suffered by them arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement on or before the Effective Time, but (except in the case of any willful misrepresentation or willful breach) excluding any consequential or special damages.

          (f) From and after the Effective Time, Buyer hereby indemnifies Gold & Appel and Erol Onaran against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Gold & Appel or Erol Onaran arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that (i) except in respect of any misrepresentation or breach of warranty under Section 6.01, 15.03, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 (insofar as it applies to clause (ii)
thereof) or 6.08, Buyer shall not be liable under this Section 14.02(f) in respect of misrepresentations and breaches of warranties unless the aggregate amount of Damages with respect to all misrepresentations and breaches of warranties exceeds $700,000, and then only to the extent of such excess, and
(ii) the maximum liability of Buyer under this Section 14.02(f) shall not exceed $7,600,000. The limitations with respect to claims for indemnification set forth in this Section 14.02(f) shall not apply to the obligations of Buyer under
Section 10.06.

          (g) For purposes of Section 14.02(a), (b), (c) and (d) only, Starpower Communications, L.L.C., RCN-BecoCom, LLC, the Persons who hold interests in such limited liability companies, and the respective Affiliates of such Persons (such entities the "Other Affiliates") will be considered Affiliates of Buyer. Each of the Other Affiliates shall have the right, in its own name and, subject to the proviso to this sentence, without notice to or consent of any other party, to seek and obtain from the Company, Erol Onaran and Gold & Appel, as applicable, the indemnification contemplated in Sections 14.02(a), 14.02(b), 14.02(c) and

                                    Page-47

14.02(d); provided that (i) no Other Affiliate shall make a claim for indemnification under any such Section without first obtaining the written consent of Buyer and (ii) any Other Affiliate seeking indemnification shall comply with the applicable notice provisions in Section 14.03(a). RCN agrees that it will consider on a case-by-case basis each request for its consent under the preceding sentence.

          SECTION 14.03. Procedures. (a) The party seeking indemnification under
Section 14.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim for indemnity, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought, under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

          (b) The Indemnifying Party shall have the right at its expense to assume the defense of any such suit, action or proceeding asserted by a third party. If the Indemnifying Party does assume such defense, it shall indemnify and hold the Indemnified Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto. In addition, the Indemnified Party shall have the right to participate in the defense of such claim at its expense, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party assumes the defense, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be entitled to indemnification in respect thereof in accordance with Section 14.02, and the Indemnifying Party shall not consent to the entry of judgment, or enter into any settlement, in respect thereof. It is understood and agreed that the Company and Buyer will defend the EVS Litigation.

          (c) The amount of any Damages payable under Section 14.02 by the Indemnifying Party shall be computed net of any amounts recovered by the Indemnified Party under the Company Policies to the extent such amounts shall offset the damages, costs and expenses that would otherwise be sustained.

                                    Page-48

          (d) Except as otherwise expressly provided herein, the indemnification provided hereunder constitutes the sole and exclusive remedy that an Indemnified Party may have for claims under this Agreement after the Effective Time (regardless of the legal theory upon which such claims are made except for a claim for fraud), except for a breach by an Indemnifying Party of the indemnification obligation or of any of the covenants set forth in Sections 9.03, 9.04, 10.06, 11.04, 11.05, 11.06, 15.03 or 15.07, in which case the
Indemnified Party shall have all legal remedies permitted under law and equity.

          SECTION 14.04. Knowledge; Materiality. Certain references are made herein subject "to the knowledge of" the parties or similar terms. For the purposes of this Agreement, the knowledge of the Company, the knowledge of Buyer or the knowledge of the other parties hereto is limited to the actual knowledge of the persons listed on Schedule 14.04 under the appropriate party name headings. Except as otherwise expressly provided herein, no indemnification by any party under this Article 14 after the Effective Time shall be required to be made with respect to claims for indemnification for breaches of representations, warranties or covenants to the extent the facts underlying such claim were disclosed in writing in accordance with Section 15.01 (which writing shall make specific reference to this Section 14.04) to the Indemnified Party prior to the Effective Time. For purposes of this Agreement, where the term "material" or "Material Adverse Effect" or any similar term is used with respect to the Company and its Subsidiaries, any item, matter or series of related items or matters with a value of $50,000 or greater shall be deemed to be material or have Material Adverse Effect, as applicable.


                                  ARTICLE 15
                                 MISCELLANEOUS

          SECTION 15.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          if to Buyer or Merger Subsidiary, to:

                   RCN Corporation
                   105 Carnegie Center
                   Princeton, NJ 08540-6215
                   Attention: General Counsel
                   Telecopy: (609) 734-3830

                   with a copy to:

                   Davis Polk & Wardwell
                   450 Lexington Avenue
                   New York, New York 10017
                   Attention: William L. Taylor, Esq.
                   Telecopy: (212) 450-4800

                   and, if relating in any way to Taxes, with a copy to:

                   Skadden, Arps, Slate, Meagher
                    & Flom LLP
                   919 Third Avenue

                                    Page-49

                   New York, NY  10022-3897
                   Attention: Matthew A. Rosen, Esq.
                   Telecopy: (212) 735-2000

          if to the Company, to:

                   Erols Internet, Inc.
                   7921 Woodruff Court
                   Springfield, VA 22151
                   Attention: Dennis Spina
                   Telecopy: (703) 321-8316

                   with a copy to:

                   Venable, Baetjer & Howard, LLP
                   2010 Corporate Ridge, Suite 400
                   McLean Virginia 22102
                   Attention: John L. Sullivan, Esq.
                   Telecopy: (703) 821-8949

          if to Erol Onaran, to:

                   Erol Onaran
                   5117 Ravensworth Road
                   Annandale, VA 22003
                   Telecopy: (703) 560-1610

                   with a copy to:

                   Stevens & Lee
                   190 Brodhead Road
                   P.O. Box 20830
                   Lehigh Valley, PA 18002-0830
                   Attention: Barry N. Mosebach, Esq.
                   Telecopy: (610) 691-7175

          if to Gold & Appel, to:

                   Gold & Appel Transfer, S.A.
                   P.O. Box 985
                   Wickhams Cay, Road Town
                   Tortola, British Virgin Islands
                   Telecopy: (202) 736-5065

                   with a copy to:

                   Entree International
                   3050 K Street, N.W., Suite 250
                   Washington, D.C. 20007
                   Attention: Walt Anderson
                   Telecopy: (202) 736-5065

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

                                    Page-50

          SECTION 15.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) Except as expressly provided herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 15.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that if the Merger is consummated the fees and expenses of any banker, broker, finder or other intermediary (including, without limitation, Ferris, Baker Watts) that are incurred by the Company or any Subsidiary in connection with this Agreement and the transactions contemplated hereby (the "Transaction Fees") shall be paid by Erol Onaran and Gold & Appel and they shall be jointly and severally liable therefor. Erol Onaran and Gold & Appel agree as between themselves that Erol Onaran will pay 68.18% of the Transaction Fees and Gold & Appel will pay 31.82% of the Transaction Fees.

          SECTION 15.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

          SECTION 15.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws rules of such state.

          SECTION 15.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          SECTION 15.07. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be

                                    Page-51
brought in the United States District Court for the District of Delaware or any other Delaware State court sitting in Wilmington, Delaware and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.01 shall be deemed effective service of process on such party. Gold & Appel has appointed Walt Anderson, c/o Entree International, 3050 K Street, N.W., Suite 250, Washington, D.C. 20007, as its authorized agent (the "Authorized Agent") upon whom process may be served in any action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in the United States District Court for the District of Delaware or any other Delaware State court sitting in Wilmington, Delaware. Such appointment shall be irrevocable. Gold & Appel agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Copies of process served upon the Authorized Agent will be provided to Gold & Appel as specified in Section 15.01, within one day of service upon the Authorized Agent.

          SECTION 15.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 15.09. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          SECTION 15.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          SECTION 15.11. Schedules. Any matter disclosed on any Schedule hereto shall be deemed to be disclosed on all other Schedules hereto to the extent it would reasonably be expected to relate thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.


                                          EROLS INTERNET, INC.


                                          By:  /s/ Dennis Spina
                                               --------------------
                                          Name: Dennis Spina

                                    Page-52

                                          Title:President and Chief
                                                Executive Officer


                                          EROL ONARAN



                                          GOLD & APPEL TRANSFER S.A.


                                          By:  /s/ Walt Anderson
                                               --------------------
                                          Name: Walt Anderson
                                          Title:Attorney-in-fact


                                          RCN CORPORATION


                                          By:  /s/ Mark Haverkate
                                               --------------------
                                          Name:  Mark Haverkate
                                          Title: Executive Vice President


                                          ENET HOLDING, INC.


                                          By:  /s/ Mark Haverkate
                                               --------------------
                                          Name: Mark Haverkate
                                          Title:Executive Vice President

                                    Page-53